Exhibit 99.1

Tyler Technologies Completes Acquisition of New World Systems Corporation

PLANO, Texas – Nov. 16, 2015 – Tyler Technologies, Inc. (NYSE: TYL) today announced it has completed the previously announced acquisition of New World Systems Corporation, a leading provider of public safety and financial solutions for local governments.

Tyler acquired all of the equity in New World Systems for $360 million in cash and approximately 2.1 million shares of Tyler’s common stock.

Founded in 1981, New World Systems has more than 2,000 public sector customers and more than 470 employees. Larry D. Leinweber, founder and former president and CEO of New World Systems, has joined Tyler’s board of directors.

“New World Systems is highly complementary to Tyler and the combination supports our strategy of being an industry leader in all major enterprise applications essential to local government,” said John S. Marr Jr., Tyler’s president and CEO. “We’re pleased to welcome New World’s clients and team of professionals to the Tyler family, and we look forward to integrating Tyler’s Odyssey courts and justice solution with New World’s public safety platform to create a unique end-to-end enterprise criminal justice solution.”

The transaction is expected to be immediately accretive to non-GAAP earnings per diluted share, with an expected impact to non-GAAP revenues of approximately $134 million, to adjusted EBITDA of approximately $49 million, and to non-GAAP earnings per diluted share of approximately $0.56 for the year ending December 31, 2016. These estimates are non-GAAP measures that reflect certain adjustments Tyler makes to provide insight into operating results. A description of those adjustments is provided below.

About Tyler Technologies, Inc.

Tyler Technologies (NYSE: TYL) is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to empower the public sector — cities, counties, schools and other government entities — to become more efficient, more accessible and more responsive to the needs of citizens. Tyler’s client base includes more than 13,000 local government offices in all 50 states, Canada, the Caribbean, the United Kingdom and other international locations. Forbes has named Tyler one of “America’s Best Small Companies” eight times and the company has been included six times on the Barron’s 400 Index, a measure of the most promising companies in America. More information about Plano-based Tyler Technologies can be found at www.tylertech.com.

Non-GAAP Financial Measures

Tyler Technologies has provided in this press release guidance and estimates with respect to non-GAAP financial measures. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating Tyler’s ongoing operational performance. Tyler believes the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures. Non-GAAP financial measures discussed above exclude: the impact of fair value adjustments required under GAAP relating to acquired customer support contracts which would have otherwise been recognized on a standalone basis; share-based compensation expense and the employer

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Tyler Technologies Completes Acquisition of New World Systems Corporation

Nov. 16, 2015

portion of payroll taxes on employee stock transactions; and expenses associated with amortization of intangibles arising from business combinations; and fees and expenses associated with acquisitions. Because Tyler does not predict special items that might occur in the future, and its outlook is developed at a level of detail different than that used to prepare GAAP financial measures, Tyler is not providing a reconciliation to GAAP of its forward-looking financial measures for the year ending December 31, 2016.

We use these measures and believe they are useful to investors because they provide additional insight in comparing results from period to period. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial information prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies.

Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are not historical in nature and typically address future or anticipated events, trends, expectations or beliefs with respect to our financial condition, results of operations or business. Forward-looking statements often contain words such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “continues,” “may,” “will,” “should,” “projects,” “might,” “could” or other similar words or phrases. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

Such statements relate to a variety of matters, including: the operations of the businesses of Tyler and New World Systems separately and as a combined entity; the timing and consummation of the proposed transaction; the expected benefits of the integration of the two companies; the combined company’s plans, objectives, expectations and intentions; and other statements that are not historical in nature (such as future revenues, costs and expenses, operating income, earnings per share, margins, cash flows, and capital expenditures). These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Tyler and New World Systems regarding future events and are subject to certain risks and uncertainties. Investors are cautioned not to place reliance on any such forward-looking statements, which speak only as of the date they are made. Neither Tyler nor New World Systems undertakes any obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including: legal or regulatory proceedings or other matters that affect the timing or ability to complete the transactions as contemplated; the risk that the businesses will not be integrated successfully; the loss of senior management or key employees of Tyler or New World Systems; the possibility of disruption from the merger making it more difficult to maintain business and operational relationships; the possibility that the merger does not close, including due to the failure to satisfy the closing conditions; any actions taken by either of the companies, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); developments beyond the companies’ control, including: changes in domestic or global economic conditions, competitive conditions and customer preferences; natural disasters; international, political or military developments; and technological developments. Additional information on factors that could cause results to differ materially from those described in the forward-looking statements are set forth in our filings with the Securities and Exchange Commission, including the detailed “Risk Factors” contained in our most recent annual report on Form 10-K. We expressly disclaim any obligation to publicly update or revise our forward-looking statements.

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Tyler Technologies Completes Acquisition of New World Systems Corporation

Nov. 16, 2015

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Contact: Tony Katsulos

Jetstream PR for Tyler Technologies

972-788-9456, ext. 301

katsulos@jetstreampr.com

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